Rogers Corporation Reports Fourth Quarter and Full Year 2020 Results

Excellent Q4 Results Driven By Advanced Mobility Growth and Strong Operational Execution

Chandler, Arizona, February 18, 2021: Rogers Corporation (NYSE:ROG) today announced financial results for the full year and fourth quarter of 2020.

“Accelerating growth in Advanced Mobility markets, combined with continued improvements in operational execution, drove fourth quarter results above the top end of our guidance,” stated Bruce D. Hoechner, Rogers' President and CEO. “Despite the challenges of the past year, 2020 was a year of substantial progress for Rogers. We advanced our positions in strategic growth markets, achieved sustainable improvements to gross margins, and significantly strengthened our balance sheet. Looking ahead, we remain enthusiastic about the growth outlook in Advanced Mobility, and particularly the EV/HEV market where momentum is accelerating. We are confident that our innovative solutions and deep materials expertise will enable Rogers to continue to play a leading role in the global transition to clean technologies and in other markets across our diversified portfolio.”

Financial Overview

GAAP Results	Q4 2020	Q3 2020	Q4 2019	2020	2019
Net Sales ($M)	$210.7	$201.9	$193.8	$802.6	$898.3
Gross Margin	38.3%	37.4%	33.1%	36.4%	35.0%
Operating Margin	9.5%	4.4%	7.5%	8.4%	12.3%
Net Income ($M)	$15.2	$7.0	$(28.8)	$50.0	$47.3
Diluted Earnings Per Share	$0.81	$0.37	$(1.55)	$2.67	$2.53

Non-GAAP Results[1]	Q4 2020	Q3 2020	Q4 2019	2020	2019
Adjusted Operating Margin	18.4%	17.3%	11.6%	15.7%	15.7%
Adjusted Net Income ($M)	$29.7	$27.1	$21.3	$95.0	$114.8
Adjusted Earnings Per Diluted Share	$1.58	$1.45	$1.14	$5.08	$6.14
Adjusted EBITDA ($M)	$53.2	$47.9	$34.5	$177.0	$188.2
Adjusted EBITDA Margin	25.3%	23.7%	17.8%	22.1%	21.0%
Free Cash Flow ($M)	$39.9	$47.9	$32.9	$124.7	$109.7

Net Sales by Operating Segment (dollars in millions)	Q4 2020	Q3 2020	Q4 2019	2020	2019
Advanced Connectivity Solutions (ACS)	$69.5	$63.7	$64.6	$268.7	$316.6
Elastomeric Material Solutions (EMS)	$86.6	$86.4	$80.0	$328.2	$361.6
Power Electronic Solutions (PES)	$50.1	$47.9	$43.9	$190.0	$198.5
Other	$4.5	$3.9	$5.2	$15.7	$21.5

1 - A reconciliation of GAAP to non-GAAP measures is provided in the schedules included below

Q4 2020 Summary of Results

Net sales of $210.7 million increased 4% versus the prior quarter primarily due to higher sales in the ACS and PES business units. ACS net sales increased due to strong automotive demand for ADAS applications, partially offset by a decline in defense market demand. PES net sales increased in the EV/HEV market, partially offset by a decrease in the industrial power and mass transit markets. EMS net sales increased slightly from continued growth in the EV/HEV market and improved demand in the general industrial and traditional automotive markets, partially offset by a decline in portable electronics market sales. Currency exchange rates favorably impacted total company net sales in the fourth quarter of 2020 by $3.1 million compared to prior quarter net sales.

Gross margin was 38.3%, compared to 37.4% in the prior quarter. The increase in gross margin was due to higher volumes, improved productivity and yields and operational cost savings, partially offset by higher freight costs, commodity price increases and unfavorable product mix.

Selling, general and administrative (SG&A) expenses decreased slightly from the prior quarter to $50.0 million. In line with the Company's expectations, $11.8 million of accelerated intangible amortization expense was incurred related to the DSP business in the fourth quarter, compared to $11.7 million of accelerated expense in the prior quarter.

Restructuring and impairment charges of $3.6 million were recognized in the fourth quarter, compared to $9.4 million in the prior quarter. The charges in both the third and fourth quarters were primarily related to manufacturing footprint optimization plans to better align capacity with end market demand, improve factory utilization and increase cost competitiveness.

GAAP operating margin of 9.5% increased by 510 basis points sequentially primarily due to the improved gross margin and lower restructuring related charges. Adjusted operating margin of 18.4% increased by 110 basis points versus the prior quarter, primarily as a result of improved gross margin.

GAAP earnings per diluted share were $0.81, compared to $0.37 per diluted share in the previous quarter. The increase in GAAP earnings resulted from higher net sales, improved gross margin and lower restructuring related expenses, partially offset by higher tax expense. On an adjusted basis, earnings were $1.58 per diluted share compared to adjusted earnings of $1.45 per diluted share in the prior quarter. The increase in adjusted earnings per diluted share resulted from higher net sales and improved gross margin, partially offset by higher tax expense.

Ending cash and cash equivalents were $191.8 million, an increase of $5.7 million versus the prior quarter. The Company generated strong free cash flow of approximately $40 million in the fourth quarter of 2020. Net cash provided by operating activities of $51.4 million was offset by $35.0 million of principal payments made on the outstanding borrowings under the Company’s revolving credit facility and capital expenditures of $11.4 million. At the end of the fourth quarter of 2020, cash exceeded borrowings by $166.8 million.

Full Year 2020 Summary of Results
Net sales of $802.6 million decreased 11% compared to 2019 due to lower sales in all business units. The decline in net sales were mainly due to impacts on market demand from the COVID-19 pandemic and the effects of trade restrictions on the wireless infrastructure market. Currency exchange rates had an immaterial impact on total company net sales during 2020. ACS net sales decreased in the wireless infrastructure and automotive markets, partially offset by strong growth in the defense market. EMS net sales decreased due to lower demand in the general industrial, mass transit, consumer and automotive markets, partially offset by robust growth in the EV/HEV market and slight growth in the portable electronics market. PES net sales decreased due to lower demand in the industrial power, mass transit and vehicle electrification markets, offset by strong growth in the EV/HEV and renewable energy markets.

Gross margin was 36.4% compared to 35.0% in 2019. The increase in gross margin resulted from operational cost savings, lower freight, duties and tariffs costs, productivity and yield improvements and favorable product mix, partially offset by lower volume, increased inventory reserves and higher COVID-19 related costs.

SG&A expenses increased by $13.6 million to $182.3 million from the prior year, primarily from $27.4 million of accelerated intangible amortization expense associated with the DSP business, partially offset by lower travel and other expense reduction actions.

Restructuring and impairment charges were $13.0 million, compared to $2.5 million in 2019. The charges in 2020 were related to manufacturing footprint optimization plans to better align capacity with end market demand, improve factory utilization and increase cost competitiveness.

GAAP operating margin decreased to 8.4%, from 12.3% in the prior year, primarily due to higher SG&A and restructuring related charges, partially offset by gross margin improvement. Adjusted operating margin was 15.7% and unchanged from 2019.

GAAP earnings per diluted share were $2.67, compared to $2.53 per diluted share, for full year 2019. The increase resulted from lower pension settlement charges in 2020, which was partially offset by higher SG&A, restructuring charges and tax expense. On an adjusted basis, earnings were $5.08 per diluted share for full year 2020, compared to $6.14 per diluted share for full year 2019. The decrease in adjusted earnings was from lower revenue and higher tax expense, partially offset by the improvement in gross margin.

Ending cash and cash equivalents of $191.8 million increased by $24.9 million versus the prior year. The Company generated strong operating cash flow of $165.1 million and free cash flow of $124.7 million in 2020.

Financial Outlook

As recently announced, a fire caused extensive damage to Rogers' Utis manufacturing facility in S. Korea on February 9th and operations were disrupted. The Company is considering various recovery options and expects to resume production in S. Korea during the fourth quarter of this year. An estimate of the impact of this event is included in the first quarter financial outlook.

Q1 2021
Net Sales ($M)	$215 to $225
Gross Margin	38.5% to 39.5%
Earnings Per Share	$1.48 to $1.63
Non-GAAP Earnings Per Share[1]	$1.72 to $1.87

2021
Effective Tax Rate	22% - 23%
Capital Expenditures ($M)	$70 to $80

1 - A reconciliation of GAAP to non-GAAP measures is provided in the schedules included below

About Rogers Corporation
Rogers Corporation (NYSE:ROG) is a global leader in engineered materials to power, protect, and connect our world. With more than 180 years of materials science experience, Rogers delivers high-performance solutions that enable the company’s growth drivers -- advanced connectivity and advanced mobility applications, as well as other technologies where reliability is critical. Rogers delivers Power Electronics Solutions for energy-efficient motor drives, e-Mobility and renewable energy; Elastomeric Material Solutions for sealing, vibration management and impact protection in mobile devices, transportation interiors, industrial equipment and performance apparel; and Advanced Connectivity Solutions for wireless infrastructure, automotive safety and radar systems. Headquartered in Arizona (USA), Rogers operates manufacturing facilities in the United States, China, Germany, Belgium, Hungary, and South Korea, with joint ventures and sales offices worldwide.

Safe Harbor Statement
This release contains forward-looking statements, which concern our plans, objectives, outlook, goals, strategies, future events, future net sales or performance, capital expenditures, future restructuring, plans or intentions relating to expansions, business trends and other information that is not historical information. All forward-looking statements are based upon information available to us on the date of this release and are subject to risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. Risks and uncertainties that could cause such results to differ include: the duration and impacts of the novel coronavirus global pandemic and efforts to contain its transmission and distribute vaccines, including the effect of these factors on our business, suppliers, customers, end users and economic conditions generally; failure to capitalize on, volatility within, or other adverse changes with respect to the Company's growth drivers, including advanced mobility and advanced connectivity, such as delays in adoption or implementation of new technologies; uncertain business, economic and political conditions in the United States (U.S.) and abroad, particularly in China, South Korea, Germany, Hungary and Belgium, where we maintain significant manufacturing, sales or administrative operations; the trade policy dynamics between the U.S. and China reflected in trade agreement negotiations and the imposition of tariffs and other trade restrictions, including trade restrictions on Huawei Technologies Co., Ltd.; fluctuations in foreign currency exchange rates; our ability to develop innovative products and the extent to which our products are incorporated into end-user products and systems and the extent to which end-user products and systems incorporating our products achieve commercial success; the ability of our sole or limited source suppliers to deliver certain key raw materials, including commodities, to us in a timely and cost-effective manner; intense global competition affecting both our existing products and products currently under development; business interruptions due to catastrophes or other similar events, such as natural disasters, war, terrorism or public health crises; failure to realize, or delays in the realization of anticipated benefits of acquisitions and divestitures due to, among other things, the existence of unknown liabilities or difficulty integrating acquired businesses; our ability to attract and retain management and skilled technical personnel; our ability to protect our proprietary technology from infringement by third parties and/or allegations that our technology infringes third party rights; changes in effective tax rates or tax laws and regulations in the jurisdictions in which we operate; failure to comply with financial and restrictive covenants in our credit agreement or restrictions on our operational and financial flexibility due to such covenants; the outcome of ongoing and future litigation, including our asbestos-related product liability litigation; changes in environmental laws and regulations applicable to our business; and disruptions in, or breaches of, our information technology systems. For additional information about the risks, uncertainties and other factors that may affect our business, please see our most recent annual report on Form 10-K and any subsequent reports filed with the Securities and Exchange Commission, including quarterly reports on Form 10-Q. Rogers Corporation assumes no responsibility to update any forward-looking statements contained herein except as required by law.

Conference call and additional information

A conference call to discuss the results for the fourth quarter and full year 2020 will take place today, Thursday, February 18, 2021 at 5pm ET.

A live webcast of the event and the accompanying presentation can be accessed on the Rogers Corporation website at https://www.rogerscorp.com/investors.

To participate, please dial:

1-800-574-8929     Toll-free in the United States
1-973-935-8524     Internationally
The passcode for the live teleconference is 2598602.

If you are unable to attend, a conference call playback will be available from February 18, 2021 at approximately 8 pm ET through March 5, 2021 at 11:59 pm ET, by dialing 1-855-859-2056 from the United States, and 1-404-537-3406 from outside of the US, each with passcode 2598602.

Additionally, the archived webcast will be available on the Rogers website at approximately 8 pm ET February 19, 2021.

Additional information
Please contact the Company directly via email or visit the Rogers website.

Investor contact:
Steve Haymore
Phone: 480-917-6026
Email: stephen.haymore@rogerscorporation.com

Website address: http://www.rogerscorp.com

(Financial statements follow)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Twelve Months Ended
(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net sales	$210,672	$193,768	$802,583	$898,260
Cost of sales	129,969	129,565	510,763	583,968
Gross margin	80,703	64,203	291,820	314,292

Selling, general and administrative expenses	50,029	41,333	182,283	168,682
Research and development expenses	7,135	8,403	29,320	31,685
Restructuring and impairment charges	3,574	—	12,987	2,485
Other operating (income) expense, net	(8)	(116)	(104)	959
Operating income	19,973	14,583	67,334	110,481

Equity income in unconsolidated joint ventures	1,700	1,242	4,877	5,319
Pension settlement charges	—	(53,213)	(55)	(53,213)
Other income (expense), net	2,219	323	3,513	(592)
Interest expense, net	(596)	(1,146)	(7,135)	(6,869)
Income before income tax expense	23,296	(38,211)	68,534	55,126
Income tax expense	8,091	(9,451)	18,544	7,807
Net income	$15,205	$(28,760)	$49,990	$47,319

Basic earnings per share	$0.82	$(1.55)	$2.68	$2.55

Diluted earnings per share	$0.81	$(1.55)	$2.67	$2.53

Shares used in computing:
Basic earnings per share	18,692	18,587	18,681	18,573
Diluted earnings per share	18,741	18,587	18,706	18,713

Condensed Consolidated Statements of Financial Position (Unaudited)

(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PAR VALUE)	December 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$191,785	$166,849
Accounts receivable, less allowance for doubtful accounts of $1,366 and $1,691	134,421	122,285
Contract assets	26,575	22,455
Inventories	102,360	132,859
Prepaid income taxes	2,960	4,524
Asbestos-related insurance receivables, current portion	2,986	4,292
Other current assets	13,088	10,838
Total current assets	474,175	464,102
Property, plant and equipment, net of accumulated depreciation of $365,844 and $341,119	272,378	260,246
Investments in unconsolidated joint ventures	15,248	16,461
Deferred income taxes	28,667	17,117
Goodwill	270,172	262,930
Other intangible assets, net of amortization	118,026	158,947
Pension assets	5,278	12,790
Asbestos-related insurance receivables, non-current portion	63,807	74,024
Other long-term assets	16,254	6,564
Total assets	$1,264,005	$1,273,181
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$35,987	$33,019
Accrued employee benefits and compensation	41,708	29,678
Accrued income taxes payable	8,558	10,649
Asbestos-related liabilities, current portion	3,615	5,007
Other accrued liabilities	21,641	21,872
Total current liabilities	111,509	100,225
Borrowings under revolving credit facility	25,000	123,000
Pension and other postretirement benefits liabilities	1,612	1,567
Asbestos-related liabilities, non-current portion	69,620	80,873
Non-current income tax	16,346	10,423
Deferred income taxes	8,375	9,220
Other long-term liabilities	10,788	13,973
Shareholders’ equity
Capital stock - $1 par value; 50,000 authorized shares; 18,677 and 18,577 shares issued and outstanding	18,677	18,577
Additional paid-in capital	147,961	138,526
Retained earnings	873,692	823,702
Accumulated other comprehensive loss	(19,575)	(46,905)
Total shareholders' equity	1,020,755	933,900
Total liabilities and shareholders' equity	$1,264,005	$1,273,181

Reconciliation of non-GAAP financial measures to the comparable GAAP measures

Non-GAAP financial measures:

This earnings release includes the following financial measures that are not presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”):

(1) Adjusted net income, which the Company defines as net income excluding amortization of acquisition intangible assets and discrete items, such as acquisition and related integration costs, changes in foreign jurisdiction tax regulation on equity awards attributable to a prior period, asbestos-related charges, environmental accrual adjustment, gains from indemnity claims, gains or losses on the sale or disposal of property, plant and equipment, pension settlement charges, restructuring, severance, impairment and other related costs, and the related income tax effect on these items (collectively, “discrete items”), and transition services, net;

(2) Adjusted earnings per diluted share, which the Company defines as earnings per diluted share excluding amortization of acquisition intangible assets, discrete items, transition services, net and the impact of including dilutive securities divided by adjusted weighted average shares outstanding - diluted;

(3) Adjusted operating margin, which the Company defines as operating margin excluding acquisition-related amortization of intangible assets, discrete items excluding pension settlement charges, and transition services, net;

(4) Adjusted EBITDA, which the Company defines as net income excluding interest expense, net, income tax expense, depreciation and amortization, stock-based compensation expense, transition services lease income and discrete items;

(5) Adjusted EBITDA Margin, which the Company defines as the percentage that results from dividing Adjusted EBITDA by total net sales;

(6) Free cash flow, which the Company defines as net cash provided by operating activities less non-acquisition capital expenditures.

Management believes adjusted net income, adjusted earnings per diluted share, adjusted operating margin, adjusted EBITDA and adjusted EBITDA margin are useful to investors because they allow for comparison to the Company’s performance in prior periods without the effect of items that, by their nature, tend to obscure the Company’s core operating results due to potential variability across periods based on the timing, frequency and magnitude of such items. As a result, management believes that these measures enhance the ability of investors to analyze trends in the Company’s business and evaluate the Company’s performance relative to peer companies. Management also believes free cash flow is useful to investors as an additional way of viewing the Company's liquidity and provides a more complete understanding of factors and trends affecting the Company's cash flows. However, non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or solely as alternatives to, financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly named measures used by other companies. Reconciliations of the differences between these non-GAAP financial measures and their most directly comparable financial measures calculated in accordance with GAAP are set forth below.

Reconciliation of GAAP net income to adjusted net income:

(amounts in millions)	2020			2019
Net income	Q4	Q3	YTD	Q4	YTD
GAAP net income	$15.2	$7.0	$50.0	$(28.8)	$47.3

Acquisition and related integration costs	$—	$0.1	$1.0	$0.5	$1.9
Change in foreign jurisdiction tax regulation on equity awards attributable to a prior period	$—	$—	$—	$—	$0.5
Asbestos-related charges	$(0.7)	$—	$(0.7)	$1.7	$1.7
Environmental accrual adjustment	$—	$—	$(0.2)	$0.8	$0.8
Gain from indemnity claim	$—	$—	$—	$(0.7)	$(0.7)
Loss on sale or disposal of property, plant and equipment	$—	$—	$—	$0.4	$0.6
Pension settlement charges	$—	$—	$0.1	$53.2	$53.2
Restructuring, severance, impairment and other related costs	$4.0	$10.7	$16.4	$0.8	$7.7
Transition services, net	$—	$—	$—	$0.1	$0.9
Acquisition intangible amortization	$15.4	$15.4	$42.0	$4.4	$17.6
Income tax effect of non-GAAP adjustments and intangible amortization	$(4.3)	$(6.1)	$(13.5)	$(11.1)	$(16.7)
Adjusted net income	$29.7	$27.1	$95.0	$21.3	$114.8
*Values in table may not add due to rounding.

Reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share*:

	2020			2019
Earnings per diluted share	Q4	Q3	YTD	Q4	YTD
GAAP earnings per diluted share	$0.81	$0.37	$2.67	$(1.55)	$2.53

Acquisition and related integration costs	—	0.01	0.04	0.02	0.08
Change in foreign jurisdiction tax regulation on equity awards attributable to a prior period	—	—	—	—	0.02
Asbestos-related charges	(0.03)	—	(0.03)	0.07	0.07
Environmental accrual adjustment	—	—	(0.01)	0.03	0.03
Gain from indemnity claim	—	—	—	(0.03)	(0.03)
Loss on sale or disposal of property, plant and equipment	—	—	—	0.02	0.03
Pension settlement charges	—	—	—	2.35	2.35
Restructuring, severance, impairment and other related costs	0.16	0.43	0.67	0.03	0.31
Transition services, net	—	—	—	0.01	0.04
Impact of including dilutive securities(a)	—	—	—	0.01	—
Total discrete items	$0.14	$0.44	$0.67	$2.51	$2.90

Earnings per diluted share adjusted for discrete items	$0.95	$0.81	$3.35	$0.96	$5.42

Acquisition intangible amortization	$0.64	$0.64	$1.73	$0.18	$0.72

Adjusted earnings per diluted share	$1.58	$1.45	$5.08	$1.14	$6.14
*Values in table may not add due to rounding.

Reconciliation of GAAP operating margin to adjusted operating margin*:

	2020			2019
Operating margin	Q4	Q3	YTD	Q4	YTD
GAAP operating margin	9.5%	4.4%	8.4%	7.5%	12.3%

Acquisition and related integration costs	—%	0.1%	0.1%	0.3%	0.2%
Change in foreign jurisdiction tax regulation on equity awards attributable to a prior period	—%	—%	0.0%	—%	0.1%
Asbestos-related charges	(0.3)%	—%	(0.1%)	0.9%	0.2%
Environmental accrual adjustment	—%	—%	0.0%	0.4%	0.1%
Gain from indemnity claim	—%	—%	0.0%	(0.4)%	(0.1)%
Loss on sale or disposal of property, plant and equipment	—%	—%	0.0%	0.2%	—%
Restructuring, severance, impairment and other related costs	1.9%	5.3%	2.0%	0.4%	0.9%
Transition services, net	0.0%	0.0%	0.0%	0.1%	0.1%
Total discrete items	1.6%	5.3%	2.1%	1.8%	1.5%
Operating margin adjusted for discrete items	11.1%	9.7%	10.4%	9.4%	13.8%

Acquisition intangible amortization	7.3%	7.6%	5.2%	2.3%	2.0%

Adjusted operating margin	18.4%	17.3%	15.7%	11.6%	15.7%
*Percentages in table may not add due to rounding.

Reconciliation of GAAP net income to adjusted EBITDA*:

	2020			2019
(amounts in millions)	Q4	Q3	YTD	Q4	YTD
GAAP Net income	$15.2	$7.0	$50.0	$(28.8)	$47.3

Interest expense, net	0.6	3.6	7.1	1.1	6.9
Income tax expense	8.1	0.6	18.5	(9.5)	7.8
Depreciation	7.4	7.3	29.3	7.6	31.4
Amortization	15.5	15.4	42.1	4.4	17.8
Stock-based compensation expense	3.2	3.3	13.5	3.0	12.3
Acquisition and related integration costs	—	0.1	1.0	0.5	1.9
Change in foreign jurisdiction tax regulation on equity awards attributable to a prior period	—	—	—	—	0.5
Asbestos-related charges	(0.7)	—	(0.7)	1.7	1.7
Environmental accrual adjustment	—	—	(0.2)	0.8	0.8
Gain from indemnity claim	—	—	—	(0.7)	(0.7)
Loss on sale or disposal of property, plant and equipment	—	—	—	0.4	0.6
Pension settlement charges	—	—	0.1	53.2	53.2
Restructuring, severance, impairment and other related costs	3.9	10.6	16.2	0.8	7.7
Transition services lease income	—	—	—	(0.1)	(1.0)
Adjusted EBITDA	$53.2	$47.9	$177.0	$34.5	$188.2
*Values in table may not add due to rounding.

Calculation of adjusted EBITDA margin*:

	2020			2019
	Q4	Q3	YTD	Q4	YTD
Adjusted EBITDA (in millions)	$53.2	$47.9	$177.0	$34.5	$188.2
Divided by Total Net Sales (in millions)	210.7	201.9	802.6	193.8	898.3
Adjusted EBITDA Margin	25.3%	23.7%	22.1%	17.8%	21.0%
*Values in table may not add due to rounding.

Reconciliation of net cash provided by operating activities to free cash flow*:

	2020			2019
(amounts in millions)	Q4	Q3	YTD	Q4	YTD
Net cash provided by operating activities	$51.4	$58.7	$165.1	$45.7	$161.3
Non-acquisition capital expenditures	(11.4)	(10.8)	(40.4)	(12.8)	(51.6)
Free cash flow	$39.9	$47.9	$124.7	$32.9	$109.7
*Values in table may not add due to rounding.

Reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share guidance for the 2020 fourth quarter:

Guidance Q4 2020
GAAP earnings per diluted share	$0.50 - $0.70

Discrete items	$0.17

Acquisition intangible amortization*	$0.63

Adjusted earnings per diluted share	$1.30 - $1.50
*Includes an expected $11.7 million of accelerated intangible amortization expense associated with the DSP business

Reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share guidance for the 2021 first quarter:

Guidance Q1 2021
GAAP earnings per diluted share	$1.48 - $1.63

Discrete items	$0.11

Acquisition intangible amortization	$0.13

Adjusted earnings per diluted share	$1.72 - $1.87

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